SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Res-Care, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10140 Linn Station Road
Louisville, Kentucky 40223
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 22, 2006
     Res-Care, Inc. (“ResCare”) will hold its annual meeting of shareholders at Marriott Hotel East, 1903 Embassy Square Boulevard, Louisville, Kentucky 40299, at 10:00 a.m. (EDT), on Thursday, June 22, 2006, for the following purposes:
1.	To elect two directors as Class II directors for a term of three years, and one director as Class I director for a term of two years and until their respective successors are elected.

2.	To ratify the selection of KPMG LLP as ResCare’s independent auditors for the fiscal year ending December 31, 2006.

3.	To transact any other business that may properly come before the meeting or any adjournment or adjournments of the meeting.
     The board of directors has fixed the close of business on May 12, 2006 as the record date to determine which shareholders are entitled to receive notice of the annual meeting and to vote at the meeting.
     We appreciate and welcome your participation in ResCare’s affairs. Whether or not you plan to attend the annual meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly to us in the enclosed self-addressed, postage prepaid envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.
By order of the Board of Directors
DAVID S. WASKEY
Secretary
May 19, 2006

RES-CARE, INC.
10140 Linn Station Road
Louisville, Kentucky 40223

PROXY STATEMENT

2006 ANNUAL MEETING OF SHAREHOLDERS

i

2006 ANNUAL MEETING OF SHAREHOLDERS
General Information
     Date, Time and Place
     The annual meeting will be held at 10:00 a.m. (EDT), on Thursday, June 22, 2006, at Marriott Hotel East, 1903 Embassy Square Boulevard, Louisville, Kentucky 40299, for the purposes described in the accompanying Notice of Annual Meeting of Shareholders. Your proxy is being solicited by the board of directors of ResCare. We will begin sending this proxy statement, the attached Notice of Annual Meeting of Shareholders, the proxy card and ResCare’s Annual Report for the fiscal year ended December 31, 2005 to ResCare’s shareholders on or about May 22, 2006.
     Record Date, Quorum, Vote Required
     Shareholders who owned ResCare common shares at the close of business on May 12, 2006 are entitled to notice of, and to vote at, the annual meeting. On the record date, there were 22,593,914 ResCare common shares and 48,095 ResCare Series A Convertible Preferred shares issued and outstanding. Each person who holds common shares is entitled to one vote per common share owned on all matters voted on at the annual meeting except for the election of directors. Each holder of the preferred shares is entitled to vote that number of shares into which each preferred share can be converted, which currently is 100. In the election of directors, there is cumulative voting; that is, you are entitled to vote the number of shares you own multiplied by three, being the number of members of the board of directors to be elected at the meeting. You may cast all of your votes for one candidate or distribute your votes among two or more candidates. The preferred shares are represented on the board of directors by two directors who are elected solely by the preferred shareholders. The preferred shareholders are also entitled to vote for all other directors.
     There must be a quorum in order to hold a valid meeting. There will be a quorum at the annual meeting if holders of at least a majority of the outstanding shares entitled to vote at the meeting are present in person or by proxy. The three nominees for director who receive the most votes will be elected. The proposal to ratify the selection of KPMG LLP as independent auditors and all other matters that may properly come before the annual meeting will each be approved if more votes are cast in favor of the proposal than are cast against it at the annual meeting.
     The inspectors of election appointed for the meeting will tabulate votes cast by proxy or in person at the annual meeting and will determine if there is a quorum. The inspectors will treat abstentions as shares that are present and entitled to vote to determine if there is a quorum, but as not voted to determine if a matter is approved. Abstentions will have no effect on the election of directors. An abstention on the proposal to ratify the selection of the auditors will have no effect on whether that proposal is approved.
     If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter (a broker non-vote), the inspectors will not consider those shares as present and entitled to vote on that matter. Broker non-votes will have no effect on the election of directors or the other proposals.

     Voting and Revocation of Proxy
     If your proxy card is properly signed and returned to ResCare and is not revoked, the proxy holder will vote according to your instructions. If there are no specific instructions on the proxy card, your proxy holder will vote the shares represented:
▪	FOR the election of the people nominated as directors in this proxy statement;

▪	FOR the ratification of the selection of KPMG LLP as ResCare’s independent auditors for the current fiscal year; and

▪	In the proxy holder’s best judgment on such other matters that may properly come before the annual meeting.
     In addition, if any shareholder votes shares cumulatively in the election of directors or votes for a person other than the nominees named in this proxy statement or substitutes for those nominees, then the proxy holders will have the discretionary authority to vote your shares cumulatively and distribute the votes represented by proxy cards among the nominees listed in this proxy statement and any other nominees as the proxy holders, in their best judgment, determine.
     You may revoke your proxy at any time in one of three ways by:
▪	giving written notice of the revocation to the Secretary of ResCare;

▪	signing and delivering a proxy with a later date; or

▪	attending and voting in person at the annual meeting.
     Your proxy will not be revoked as to any matter that has already been voted on under the authority of the proxy at the time of the revocation. Your presence at the annual meeting does not by itself revoke the proxy.
Ownership of Equity Securities
     The following table shows information about the beneficial ownership of ResCare common shares as of March 31, 2006 by:
▪	each person known to ResCare who beneficially owns more than 5 percent of the outstanding ResCare common shares or who has filed a Schedule 13G or 13D with the Securities and Exchange Commission with respect to ResCare shares;

▪	each of ResCare’s directors and nominees for director;

▪	each of ResCare’s executive officers named in the Summary Compensation Table on page 16; and

▪	all directors and executive officers of ResCare as a group.
Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power over the shares.

	Number of Shares
Name of Beneficial Owner (1)	Beneficially Owned (2)		Percent of Total (2)
DIRECTORS AND NAMED EXECUTIVE OFFICERS
Ronald G. Geary	983,043	(3)(12)	3.5%
E. Halsey Sandford	96,550	(4)	*
Ralph G. Gronefeld, Jr.	72,239	(5)	*
Olivia F. Kirtley	40,950	(6)	*
Vincent F. Doran	41,503	(7)	*
Katherine W. Gilchrist	18,415	(8)	*
Paul G. Dunn	15,715	(9)	*
David W. Miles	13,615	(10)	*
Steven S. Reed	3,750	(11)	*
David Braddock, Ph.D.	3,750	(11)	*
Robert E. Hallagan	3,750	(11)	*
Robert M. Le Blanc	0	(12)(13)	*
Nigel S. Wright	0	(13)	*
William E. Brock	0		*
All directors and executive officers as a group (14 persons)	1,293,280	(14)	4.6%

OTHER SECURITY HOLDERS WITH MORE THAN 5% OWNERSHIP
Onex Corporation	8,509,500	(15)	26.3%
FMR Corporation	3,990,884	(17)	14.4%
Dimensional Fund Advisors	1,487,091	(16)	5.3%
Bank of America Corporation	2,972,042	(16)	10.7%
Credit Suisse	1,661,058	(16)	6.0%

*	Indicates less than 1 percent of outstanding common shares.

(1)	The addresses of the people ResCare knows beneficially own more than five percent of the outstanding common shares are as follows: FMR Corporation, 82 Devonshire Street, Boston, Massachusetts 02109; Onex Corporation, 161 Bay Street, Toronto, Ontario M5J 2S1 Canada; Bank of America Corporation, 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255; Dimensional Fund Advisors, 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401; Credit Suisse, Uetlibergstrasse 231, P. O. Box 900, CH8070, Zurich, Switzerland.

(2)	Each named person or group is considered to be the beneficial owner of securities that the person may acquire within 60 days through the exercise or conversion of convertible securities, options, warrants and rights, if any. Those securities are included in the total number of outstanding shares when computing the percentage beneficially owned by the person or group. The securities are not included in the total number of outstanding shares when computing the percentage of shares beneficially owned by any other person or group. The number of shares includes shares that would be issued when a person converts convertible securities or when a person or group exercises options (including employee stock options).

(3)	Includes 319,500 shares subject to options that are presently exercisable and 5,170 shares held for the benefit of Mr. Geary by the Retirement Savings Plan over which Mr. Geary has no voting power but does have investment power. Mr. Geary’s shares are subject to voting covenants with Onex as described on page 12 and in footnote (15). Mr. Geary has pledged 100,000 as security for obligations.

(4)	Includes 2,250 shares subject to options that are presently exercisable. Does not include 103,950 shares held in trust for the benefit of Mrs. Sandford and their children for which Mrs. Sandford is trustee and over which Mr. Sandford has no voting or investment power and in which he disclaims any beneficial interest.

(5)	Includes 35,197 shares subject to options that are presently exercisable and 2,512 shares held by the Retirement Savings Plan over which Mr. Gronefeld has no voting power, but does have investment power. Also includes 700 shares held in Mrs. Gronefeld’s IRA over which Mr. Gronefeld holds neither voting nor investment power.

(6)	Includes 32,100 shares over which Ms. Kirtley shares voting and investment power with her husband. Also includes 600 shares in Dr. Kirtley’s retirement plan over which Ms. Kirtley has neither voting nor investment power and includes 2,250 shares subject to options that are presently exercisable.

(7)	Includes 10,380 shares subject to options that are presently exercisable, 2,500 held in an IRA and 1,000 shares over which Mr. Doran shares voting and investment power with his wife.

(8)	Includes 6,000 shares over which Ms. Gilchrist shares voting and investment power with her husband.

(9)	Includes 3,300 shares over which Mr. Dunn shares voting and investment power with his wife.

(10)	Represents 8,154 shares subject to options that are presently exercisable.

(11)	Includes 2,250 shares subject to options that are presently exercisable.

(12)	Mr. Le Blanc on behalf of Onex Partners LP holds the proxy to vote Mr. Geary’s shares with respect to any matter involving or associated with election, removal and/or replacement of any member of the board of directors or matters affecting the number of directors or composition of the board pursuant to the voting agreement described in footnote (15).

(13)	Mr. Le Blanc and Mr. Wright are managing directors of Onex Corporation, which controls the Onex Affiliates that hold ResCare common and Series A Convertible Preferred Shares. These shares are shown as beneficially owned by Onex Corporation.

(14)	Includes 384,481 shares subject to options that are presently exercisable.

(15)	Represents shares owned by four affiliates of Onex Corporation: Onex Partners, LP, Onex American Holdings II LLC, Onex US Principals LP and ResCare Executive Investco LLC (referred to in this proxy as the Onex Affiliates). Includes 4,809,500 common shares issuable upon conversion of 48,095 Series A Convertible Preferred Shares. Does not include 983,043 shares, representing 3.5% of the voting power of ResCare shares, subject to voting covenants under the Voting Agreement between Ronald G. Geary and Onex Partners LP that is further described below in Item 13, in the Schedule 13D filed by Mr. Geary on February 11, 2005 and the Schedule 13D filed by Onex Partners LP on June 29, 2004. The information is based on the Schedule 13D filed with the SEC on June 29, 2004.

(16)	The information is based on the Schedule 13G filed by each holder with the SEC reflecting shares beneficially owned as of December 31, 2005.

(17)	The information is based on the Schedule 13G filed with the SEC reflecting shares beneficially owned as of January 10, 2006.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
     The board of directors is divided into three classes. Directors serve staggered three-year terms, and the term of one class of directors expires at each annual meeting. The board of directors proposes that the directors nominated below be elected or re-elected to the class and for the term as indicated below or until their successors have been elected.
Nominees
     Unless you instruct them otherwise, the proxy holders intend to vote the shares covered by valid proxies FOR the election of the three nominees named in the following table to the board of directors. If any of these people will not be available to serve as a director, the proxy holders will have the discretion to vote FOR a substitute. In addition, the proxy holders will have the discretion to vote or withhold their vote for any additional nominees named by shareholders and to vote cumulatively if any shareholder should vote cumulatively. The board of directors is not aware of any other circumstances in which any of the following people would not be available to continue to serve as a director, if elected.
     Mr. Le Blanc and Mr. Wright represent the holders of the preferred shares. As permitted under ResCare’s Articles of Incorporation, the preferred shareholders have elected Mr. Wright by unanimous written consent to the class and for the term as indicated below.

		Director or
Name	Age	Officer Since	Principal Occupation
Nominees
Class II – 2009
Steven S. Reed	44	2003	Attorney
E. Halsey Sandford	73	1984	Retired
Nigel S. Wright	42	2004	Managing Director of Onex Corporation

Class 1 – 2008
William E. Brock	75	2006	Founder and Chairman of The Brock Offices

Continuing Directors
Class III – 2007
Ronald G. Geary	58	1990	Chairman of the Board, President and Chief Executive Officer of ResCare
Robert Le Blanc	39	2004	Managing Director of Onex Corporation
David Braddock	61	2004	Professor in Psychiatry, University of Colorado School of Medicine

Class I – 2008
Olivia F. Kirtley	55	1998	Business Consultant
Robert E. Hallagan	62	2004	Vice Chairman of Heidrick & Struggles
     Dr. David Braddock has served as a director of ResCare since 2004. Since 2001 he has been the Associate Vice President of the University of Colorado (CU) System, Executive Director of the

Coleman Institute, and holder of the Coleman-Turner Chair in Cognitive Disability in the Department of Psychiatry in the School of Medicine at the CU Health Sciences Center. Dr. Braddock was at the University of Illinois at Chicago (UIC) from 1979 to 2001 as Professor of Human Development and Public Health, as the founding head of the Department of Disability and Human Development and of its research institute, and as an associate dean. Prior to UIC, he held positions with the Council for Exceptional Children, the Secretary’s Committee on Mental Retardation in the U.S. Department of Health, Education and Welfare, and with state developmental disabilities agencies in Texas, Missouri and Illinois. He is a principal author of the bi-annual publication of the State of the States in Developmental Disabilities and is a director of the International Special Olympics.
          William E. Brock is the founder and chairman of The Brock Offices, a firm specializing in international trade, investment and human resources. From 1985 to 1987, Mr. Brock served as the U.S. Secretary of Labor, and from 1981 to 1985, as the U.S. Trade Representative. He served as Chairman of the Republican National Committee from 1977 to 1981 and previously as a Member of the U.S. House of Representatives from 1963 to 1971 and as U.S. Senator for the State of Tennessee from 1971 to 1977. Mr. Brock serves as a Counselor and Trustee of the Center for Strategic and International Studies, and as a director of On Assignment, Inc., HealthExtra, Inc. and Strayer Education, Inc.
          Ronald G. Geary, an attorney and certified public accountant, has served as a director and President of ResCare since 1990 and as Chief Executive Officer since 1993. He was elected Chairman of the Board in June 1998. Before he was named Chief Executive Officer, Mr. Geary was Chief Operating Officer of ResCare from 1990 to 1993. Mr. Geary is a director of Ventas, Inc., a real estate investment trust. Mr. Geary will retire effective June 22, 2006 as President and Chief Executive Officer of ResCare. He will remain as Chairman of the Board until the 2007 annual shareholders meeting.
          Robert E. Hallagan has served as a director of ResCare since 2004. He has been Vice Chairman of Heidrick & Struggles, an executive search firm with over 1,100 search professionals in 60 offices, since 1997. From 1991 to 1997 he served as the firm’s President and Chief Executive Officer. Mr. Hallagan is co-founder and Chairman of the Center For Board Leadership, a joint venture with the National Association of Corporate Directors, of which he is also Chairman.
          Olivia F. Kirtley, a certified public accountant, has served as a director of ResCare since 1998. Ms. Kirtley is former Chairman of the Board of the American Institute of Certified Public Accountants (AICPA) and of the AICPA Board of Examiners. From 1991 to 2000, Ms. Kirtley served as Vice President and Chief Financial Officer of Vermont American Corporation, a leading manufacturer and marketer of power tool accessories. Ms. Kirtley is a director of Alderwoods Group, Inc, an operator of funeral homes, and Papa Johns International, Inc., an international pizza company.
          Robert M. Le Blanc has served as a director of ResCare since 2004. He is a Managing Director of Onex Corporation. Before joining Onex in 1999, Mr. Le Blanc worked for Berkshire Hathaway for seven years. He also worked for five years with GE Capital in a variety of positions including corporate finance and corporate strategy. Mr. Le Blanc is the Lead Director of Magellan Health Services, Inc., a provider of behavioral healthcare services, and a director of Emergency Medical Services, Inc., Center for Diagnostic Imaging, Inc., Skilled Healthcare Group, Inc., First

Berkshire Hathaway Life and Cypress Insurance.
     Steven S. Reed has served as a director of ResCare since 2003. Mr. Reed practices law at Reed Wicker, LLC, Louisville, Kentucky, where he is Managing Member. Mr. Reed was United States Attorney for the Western District of Kentucky from 1999 to 2001 and an Assistant U.S. Attorney for the same district from 1993 to 1999. Mr. Reed is the Immediate Past Chair of the Board of Trustees of the University of Kentucky, and has served as a Trustee since 1994.
     E. Halsey Sandford has been a director of ResCare since 1984 and served as Senior Executive from 1997 until March 2001 when he retired. From 1992 to 1997, Mr. Sandford served as Executive Vice President responsible for development for ResCare’s Division for Persons with Disabilities.
     Nigel S. Wright has served as a director of ResCare since 2004. He is a Managing Director of Onex Corporation, where he has worked since 1997. He practiced mergers and acquisitions and securities law at the Toronto firm of Davies, Ward & Beck from 1991 to 1997, and served in a policy development role in the Office of the Prime Minister of Canada from 1984 to 1986 and again from 1990 to 1991.
     During 2005, there were eight meetings of the board of directors. During this period, each director, except Mr. Wright, attended at least 75 percent of all meetings of the board of directors and of the committees on which he or she served during the year. The Board encourages all directors to attend the annual shareholders meeting. All directors attended the 2005 annual shareholders meeting except Michael Foster, a former director, who was unable to attend because of prior obligations.
     Executive Officers of ResCare
     The executive officers of ResCare are Ronald G. Geary, whose experience is described above, Paul G. Dunn, Ralph G. Gronefeld, Jr., Vincent F. Doran, Katherine W. Gilchrist, and David W. Miles.
     Mr. Dunn, age 40, has served as President of ResCare’s Arbor E&T operations, which provide development, training and placement for people with barriers to employment, since January 2006. Mr. Dunn previously served as ResCare’s Chief Development Officer from 1997 and had responsibility for overseeing all of ResCare’s development activities and government relations. From 1999 to 2000, he also served as Executive Vice President for ResCare’s Alternative Youth Services and Youthtrack operations. From 1992 to 1997, Mr. Dunn was employed by Laidlaw, Inc., and in his last position he served as Corporate Director, Financial Operations for Laidlaw’s ambulance services operation subsidiary.
     Mr. Gronefeld, age 47, a certified public accountant, has been selected to become ResCare’s President and Chief Executive Officer, succeeding Ronald G. Geary effective June 22, 2006. Mr. Gronefeld has served as President of the Community Services Group (formerly known as the Division for Persons with Disabilities) since March 2002 after serving as Executive Vice President-Operations of that division from March 2001. He also served as ResCare’s Chief Financial Officer from May 1998 until March 2001. He previously served as Executive Vice President of Operations for the Division for Youth Services and Vice President responsible for ResCare’s Alternative Youth Services and Youthtrack subsidiaries. Mr. Gronefeld joined ResCare in June 1995 as Director of Internal Audit. From July 1995

through March 1996, he served as interim senior administrator for ResCare’s west region in its Division for Persons with Disabilities.
     Mr. Doran, age 55, has served as President of the Employment and Training Services Group (formerly known as the Division for Training Services) since January, 2002 after serving as President of the Division for Youth Services from August 2000 and as President, Job Corps Operations from 1997. Before joining ResCare, Mr. Doran was President for Job Corps Operations for Teledyne Economic Development, a product line of the Teledyne Controls business of Teledyne Industries, Inc., a publicly traded conglomerate where he had been employed in various capacities for twenty-five years.
     Ms. Gilchrist, age 53, a certified public accountant, has served as Senior Vice President of Accounts Receivable and Chief Project Management Officer since April 2004. She joined ResCare as Vice President and Chief Financial Officer for the Division for Persons with Disabilities in March 2001. From 1998 to 2001, she served as Vice President-Financial Operations for the East Region of American Medical Response, Inc. (a subsidiary of Laidlaw, Inc.), a national healthcare transportation services company. From 1996 to 1998, she was Vice President of Operations for a health maintenance organization serving the State of Connecticut and from 1994 to 1996 she was managing director for operations for a company that developed and implemented computer systems for health maintenance organizations.
     Mr. Miles, age 40, a certified public accountant, has served as Chief Financial Officer since February 2005 and as Vice President, Controller since 2001 with responsibility for overseeing all aspects of the accounting function including financial reporting and compliance with Sarbanes-Oxley regulations. He joined ResCare in March 1998 as Director of Reporting. Prior to joining ResCare, Mr. Miles spent ten years with Ernst & Young, LLP.
Independent Directors
     As required by the rules of The Nasdaq Stock Market, the board of directors has determined that Olivia F. Kirtley, Steven S. Reed, E. Halsey Sandford, Robert M. Le Blanc, Nigel S. Wright, David Braddock and Robert E. Hallagan are independent directors as defined by its rules. In making its determination, the board complies with the Nasdaq listing standards tests for independence. The Board has determined that the relationships described in this proxy statement for Dr. Braddock, Ms. Kirtley and Mr. Reed are immaterial and do not affect the independence of these directors.
Committees of the Board of Directors
     The standing committees of ResCare’s board of directors are its executive committee, audit committee, executive compensation committee, corporate governance and nominating committee, ethics and compliance committee, and mergers and acquisitions committee. The board of directors appoints the members of each committee for a term beginning after the first regular meeting of the board following the annual meeting and until their respective successors are elected and qualified. Effective April 2006, the board eliminated the executive committee to reflect the assumption of its functions by other committees of the board.

Committee Membership
     The following chart shows the current committee membership and the number of meetings held by each committee during 2005.

Corporate
		Executive		Governance &	Mergers &
Member	Audit	Compensation	Executive	Nominating	Acquisitions	Ethics & Compliance
David Braddock				✓		C
William E. Brock
Ronald G. Geary			C		(ad hoc) ✓
Robert E. Hallagan	✓	C
Olivia F. Kirtley	C		✓
Robert Le Blanc		✓	✓	✓	✓
Steven S. Reed				C		✓
E. Halsey Sandford	✓		✓		C
Nigel S. Wright		✓			✓	✓

Number of meetings during 2005	7	6	6	7	15	4
     Executive Committee
     The executive committee’s primary responsibility has been to act on business matters arising between regularly scheduled meetings of the board of directors. The executive committee was responsible for developing and monitoring ResCare’s long-range plans, providing the types and frequency of reports required by the board, reviewing all expansion plans for recommendation to the board, and assisting in monitoring relationships with financial institutions. Messrs. Geary, Sandford and Le Blanc and Ms. Kirtley served as members of the executive committee, which Mr. Geary chaired. During 2005, there were six meetings of the executive committee. The executive committee was eliminated effective April 2006 to reflect the assumption of its functions by other board committees.
     Audit Committee
     The audit committee selects the auditing firm to be retained each year as independent auditors of ResCare’s financial statements and to perform services related to the audit. It pre-approves any audit and non-audit services to be performed by the independent auditors. It reviews the scope and results of the audit with the independent auditors. It also reviews ResCare’s financial statements and results of operations, internal accounting and control procedures, financial reporting policies and practices, internal audit reports, and makes reports and recommendations to the board as it deems appropriate. It reviews and approves any transactions that could involve a conflict of interest and at least once each year it reviews the terms of all material transactions and arrangements between ResCare and related parties. It reviewed and approved the transactions and relationships described in the section Certain Relationships and Related Transactions of this proxy statement. It has established procedures for anonymous submission of complaints or concerns regarding accounting, internal financial controls and auditing matters and reviews and addresses any such submissions. For additional information, see the Report of the Audit Committee on page 30 and the Audit Committee Charter which was filed with the Company’s 2005 proxy statement. Ms. Kirtley and Messrs. Sandford and Hallagan serve on the audit committee, which Ms. Kirtley chairs. ResCare’s board of directors has determined that all of the members of the audit committee are “independent” within the meaning of the rules of The Nasdaq Stock Market and the rules of the Securities and Exchange Commission under the Sarbanes-Oxley Act and that all qualify as “audit committee financial experts” within the meaning of the SEC rules. The committee met seven times during 2005.
     Corporate Governance and Nominating Committee
     The corporate governance and nominating committee exercises general oversight with respect to the governance of the board of directors. It reviews and recommends proposed candidates for director, evaluates and recommends governance practices, leads the board performance review, makes recommendations concerning the size and composition of the board, reviews and recommends policies applicable to directors, including compensation and retirement, assesses the independence of directors recommends membership of board committees, reviews shareholder proposals and makes recommendations of changes to ResCare’s Articles of Incorporation and Bylaws. A copy of the charter of the corporate governance and nominating committee was included as an appendix to ResCare’s proxy statement in 2003. Messrs. Reed and Le Blanc and Dr. Braddock serve on the corporate governance and nominating committee, which Mr. Reed chairs, and all members are independent within the meaning of the rules of The Nasdaq Stock Market and the SEC. The committee met seven times during 2005.
     Nomination Policy
     In evaluating candidates for director, the corporate governance and nominating committee considers experience, mix of skills and other qualities desired to achieve appropriate board composition, taking into account the experience, skills and qualities of current board members and needs of the board and ResCare as identified by the committee from time to time. The committee has not established specific minimum criteria or qualifications because from time to time the needs of the board and Company may change. However, the committee will generally look for people who have demonstrated high ethical standards, integrity and sound business judgment.
     Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the board are suggested by board members or by officers of ResCare. In 2005 ResCare did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates. The committee will consider candidate proposals by shareholders that comply with the requirements of ResCare’s bylaws and will evaluate candidates proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the committee’s consideration should submit the candidate’s name and qualifications to the Company’s Secretary by fax to (502)394-2281 or by mail to David S. Waskey, Secretary, ResCare, Inc., 10140 Linn Station Road, Louisville, Kentucky 40223.

     Executive Compensation Committee
     The executive compensation committee determines the cash and other incentive compensation, if any, to be paid to ResCare’s executive officers, reviews performance evaluations for the executive officers, and administers ResCare’s employee stock option plan. Messrs. Hallagan, Wright and Le Blanc serve on the executive compensation committee, which Mr. Hallagan chairs, and are independent non-employee directors within the meaning of the applicable rules of The Nasdaq Stock Market and the SEC. The committee met six times during 2005.
     Ethics and Compliance Committee
     The ethics and compliance committee assists the board of directors in monitoring the effectiveness of ResCare’s corporate compliance program. Dr. Braddock and Messrs. Wright and Reed currently serve as members of the ethics and compliance oversight committee, which Dr. Braddock chairs. The committee met four times during 2005.
     Mergers and Acquisitions Committee
     The mergers and acquisitions committee assists management in developing and implementing a strategic plan for ResCare’s acquisitions, strategic relationships, investments and growth activities and assists the board in reviewing, evaluating and approving such activities. Messrs. Sandford, Le Blanc and Wright serve on the committee, which Mr. Sandford chairs. The committee met fifteen times during 2005.
Communications with the Board of Directors
     Shareholders and other parties interested in communicating directly with the board of directors or individual directors may do so by writing in care of ResCare’s Secretary at 10140 Linn Station Road, Louisville, Kentucky 40223, or by fax to 502-394-2281. The governance and nominating committee has approved procedures for handling correspondence received by the Company and addressed to the board of directors, or a specified individual director. The Secretary reviews any correspondence received in this manner to filter advertisements, solicitations, spam and other such items.
     Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of ResCare’s compliance and internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters, which include an anonymous toll-free hotline at 866-293-3863.
Corporate Governance Guidelines
     The board of directors have adopted corporate governance guidelines for ResCare. A copy of the guidelines is attached as Appendix A to this proxy statement and will be posted on ResCare’s website.

Certain Relationships and Related Transactions
     Mr. Reed and his law firm Reed Wicker, LLC provide legal services to ResCare. Payments for these services were approximately $101,000 for 2005.
     Dr. Braddock provides occasional consulting services to ResCare under the terms of a consultation agreement with an organization affiliated with the University of Colorado of which Dr. Braddock is a member. The payments to the organization are $24,000 annually.
     Ms. Kirtley is chairman of the board of directors of Delta Dental Plan of Kentucky, a non-profit dental services insurance plan. In December 2004, Delta Dental purchased a building in which ResCare has leased and continues to lease a floor for offices for its Resource Center employees. The lease expires in 2007 and lease payments do not exceed 5% of Delta Dental’s or ResCare’s gross revenues.
     In September 2005, ResCare began using an aircraft owned by a limited liability company owned by Mr. Geary. The audit committee reviewed the proposal and approved the arrangement before use of the aircraft for management presentations related to the issuance of new senior notes in October 2005 and for extensive due diligence on a major acquisition. In 2005, ResCare paid approximately $122,000 to the company.
     ResCare is party to a management services agreement with Onex Partners Manager, LP, an affiliate of Onex Partners LP under which Onex Partners Manager is retained to advise and assist ResCare’s management and board of directors from time to time on business and financial matters. Under the agreement, ResCare pays an annual management fee of $350,000, which does not exceed 5% of either ResCare’s or Onex Partners’ manager’s consolidated or gross revenues for fiscal 2005. The agreement will remain in effect until Onex Partners and its affiliates no longer hold at least 26,452 preferred ResCare shares. Mr. Le Blanc is managing director of Onex Partners Manager.
     Mr. Geary entered into a Shareholders Voting Agreement as a condition of the Onex investment transaction in June 2004 under which Onex Partners LP has the right to vote Mr. Geary’s shares in all matters relating to the composition of the board of directors. Onex also has the right of first refusal to purchase any and all shares that Mr. Geary desires to sell during the term of the Agreement. The Agreement terminates when Onex Partners LP and its affiliates own less than 14,428 of the Series A Convertible Preferred Shares, when Mr. Geary’s employment with ResCare terminates (which will occur effective June 22, 2006), or upon occurrence of other events as described in the Agreement, which was filed with ResCare’s Quarterly Report on Form 10-Q filed on August 5, 2004.
Report on Executive Compensation
     Compensation Philosophy and Policies for Executive Officers
     The Executive Compensation Committee is responsible for determining the nature and amount of compensation to be paid to ResCare’s executive officers, evaluating and setting performance-based criteria for compensation purposes and administering and making grants under the equity-based compensation plan for employees. The committee members are independent directors as defined by the Nasdaq standards, non-employee directors as defined in Rule 16b-3 of the Securities and Exchange Act of 1934 and outside directors as defined in Section 162m of the Internal Revenue Code of 1986.
     We believe the most effective executive compensation program aligns the interests of shareholders and executives. ResCare’s primary objective is to provide quality services to people with special needs while enhancing long-term shareholder value. We are committed to a strong, positive and transparent link between ResCare’s strategic business goals and its compensation and benefit goals while also being sensitive to ResCare’s employees and the people we serve.
     ResCare’s executive compensation program has been designed to support the objectives of promoting high quality service and strong performance, while also taking into consideration ResCare’s mission and its employees and the constituents, as well as creating shareholder value by:
▪	providing incentives and rewards that are closely linked to individual, divisional and company-wide performance in achieving quality of service and financial goals as identified in ResCare’s strategic plan;
▪	providing compensation opportunities that create an environment that attracts and retains talented employees on a long-term basis; and
▪	directly aligning the interests of executives with the long-term interests of shareholders by making long-term stock appreciation a significant element of executive compensation through grants of restricted stock structured to promote longer holding periods and which in some cases are also performance based.
     We have determined that employment contracts with executive officers as well as other key employees serve to attract and retain the high quality employees that ResCare needs and desires. The employment contracts provide the basis for the compensation package for the named executive officers and are described in this proxy statement.
     In January 2005, we engaged an independent compensation consultant, Pearl Meyer and Partners, to assist us in developing new compensation packages for the executive officers whose previous contracts had commenced in 2001. We compared total compensation for the individual officers with 15 companies considered to be ResCare’s peer group in the human services industry. At the time, ResCare’s executive officers were in the 20th percentile of the peer group for total compensation. The consultant and we also considered the unique nature of ResCare’s business within the peer group, the complexity of the business and its highly regulated nature, the special needs of the people we serve, wage freezes in the company over the past three to four years, the length of service of the executives through growth, down times and renewed growth, and their understanding of and commitment to the company and its mission. We, with the consultant’s assistance and in consultation with, and considering the recommendations of, Ronald Geary, ResCare’s Chief Executive Officer, developed new compensation packages for the executive officers to bring their compensation more in line with the median of the peer group and to provide incentives for them to remain with the company to continue its momentum and growth. The compensation increases brought them to approximately the 54th percentile in the peer group. ResCare entered into new employment agreements with the executives that are described elsewhere in this proxy statement. Under the new agreements, salary is not the largest component of compensation; incentive bonuses that are based on service and financial performance goals and performance-based restricted stock grants comprise a significant portion. We considered it appropriate to structure a compensation package that increases reasonably and rationally rather than quickly and in large segments.

Components of Executive Compensation
     The three primary components of ResCare’s executive compensation are base salary, annual cash incentive (bonus) and long-term incentive opportunity in the form of performance-based and service-based restricted stock grants and other equity compensation, although stock options will be available as appropriate. The employment contracts also provide for additional benefits which are considered immaterial but are also described. ResCare does not provide material perquisites to its executive officers.
     Base Salaries
     Individually negotiated employment contracts establish the base salaries of ResCare’s named executive officers. The base salaries are generally subject to annual cost-of-living increases and are designed to be market competitive. As a result of the compensation review described in this report, the Company entered into new employment contracts with the named executive officers in August 2005.
     Annual Incentives
     The annual incentive bonus plan is designed to support the company’s strategic business plan and to reward achievement of individual, divisional, and company-wide quality of service, operational and financial goals. We establish financial and non-financial performance measures with threshold and maximum performance targets for Mr. Geary and the other executive officers of ResCare. Company performance is generally weighted more heavily in establishing the measures but in some cases, company performance is weighted equally with individual and division performance measures. However, before any cash bonus is awarded, the company must meet or exceed 90 percent of the earnings target for the applicable year. The target incentive award opportunity is 100 percent of the executive’s base salary.
     Equity-based Incentive Compensation
     ResCare’s incentive equity-based plan has historically been in the form of stock options. Mr. Geary’s current employment agreement provides for annual grants of stock options. The other executives received one-time grants of incentive stock options at the time they signed their prior employment contracts. We have determined, after consultation with our compensation consultant, that use of restricted stock would better serve our purposes of promoting employee retention and tying executives’ interests more closely with those of our shareholders and ResCare’s long-term performance. The restricted stock awards are both service-based and performance-based, with the larger percentage being performance-based.
     Chief Executive Officer Compensation
     During 2005, we have been reviewing the compensation package for Mr. Geary, ResCare’s CEO. His current contract was executed in 1995 and has not been updated since that time. In light of the exceptional growth and performance of ResCare under Mr. Geary’s guidance and in an effort to retain his services, we had determined to increase his base salary and restructure his compensation. Mr. Geary has announced his retirement effective June 22, 2006 and we have, based on the factors we have considered for the other executive officers, increased his salary retroactive to October 1, 2005 from $360,000 to

$475,000. We had also, during negotiations with him, determined to accelerate the automatic option grants under his current employment agreement and we granted options for 225,000 shares effective December 30, 2005. We had also determined to increase his maximum incentive bonus from 50 percent to 100 percent of base salary. Based on the company’s performance relative to target, Mr. Geary was awarded a bonus of 74.5 percent of his base salary at December 31, 2005 of $475,000 or $353,875.
     Section 162(m) of the Internal Revenue Code (the “Code”) as amended provides generally that the compensation paid by publicly held corporations to the chief executive officer and the four most highly paid senior executive officers in excess of $1,000,000 per executive will be deductible by ResCare only if paid pursuant to a qualifying performance-based compensation plan approved by ResCare shareholders. Compensation as defined by the Code includes, among other things, base salary, incentive compensation and gains on stock options and restricted stock. The 2005 Omnibus Incentive Compensation Plan includes performance criteria that comply with Section 162(m). The incentive bonus plan and most of the restricted grants for the executives are performance-based and thus qualify for deduction. The executive compensation committee wants to maximize the effectiveness of ResCare’s executive compensation plans and in that regard, the committee intends to maintain flexibility to take actions that are deemed to be in the best interests of the company and its shareholders. Such actions may not always result in executive compensation qualifying for the maximum possible tax deductibility under the Code.
Executive Compensation Committee
Robert E. Hallagan, Chair
Nigel S. Wright
Robert M. Le Blanc

Executive Compensation
     In this section we have attempted to include charts and information which include additional information about our executive compensation that would be covered by the executive compensation rules proposed by the Securities and Exchange Commission in January 2006. These rules have not yet been finalized nor adopted.
Summary Compensation Table
     The following table provides information concerning compensation awarded to or earned by the executive officers of ResCare for the three years ended December 31, 2005.

				Long-Term
				Compensation
	Annual Compensation			Awards
				Securities
				Underlying	Restricted	All Other	Total
Name and Principal Position				Options/SAR	Stock Awards	Compensation	Compensation
as of December 31, 2005	Year	Salary	Bonus (1)	(shares)	$(2)	(3)	(4)

Ronald G. Geary	2005	$355,347	$353,875	337,500	0	$411,686	$2,914,158
Chairman of the Board, President and	2004	353,319	60,711	112,500	0	21,790	913,945
Chief Executive Officer	2003	364,948	133,174	123,602	0	14,022	684,874
Vincent F. Doran	2005	299,635	130,875	0	300,000	222,181	952,691
President, Division for Training	2004	276,759	91,825	0	0	10,431	379,015
Services	2003	283,064	—	14,380	0	9,641	313,844
Ralph G. Gronefeld, Jr.	2005	328,495	265,233	0	535,185	44,605	1,173,518
President, Division for Persons with	2004	246,615	39,480	0	0	8,749	294,844
Disabilities	2003	244,039	89,300	35,197	0	8,023	393,330
Paul G. Dunn	2005	232,881	62,770	0	200,000	58,739	554,390
Chief Development Officer	2004	220,380	37,485	0	0	15,417	273,282
	2003	218,078	69,972	21,271	0	15,053	334,473
Katherine W. Gilchrist	2005	209,923	91,611	0	200,000	8,550	510,084
Senior Vice President of Accounts	2004	199,389	23,541	0	0	6,615	229,545
Receivable & Chief Project Management Officer	2003	197,307	59,280	22,988	0	7,571	298,089
David W. Miles	2005	187,028	40,014	10,000	0	5,718	824,760
Chief Financial Officer	2004	162,067	20,000	0	0	6,110	188,177
	2003	129,502	22,668	16,820	0	4,652	196,529

(1)	Bonuses paid to the executive officers are based on attainment of performance goals approved by the executive compensation committee of the board of directors and as otherwise provided in their employment agreements. Two-thirds of the restricted stock grants are also based on attainment of performance goals approved by the executive compensation committee.

(2)	The value of restricted stock awards is based on the closing price of the stock on the date of the grant multiplied by the number of shares. More information about vesting of these shares is in charts on following pages.

(3)	Except as noted, All Other Compensation represents amounts ResCare contributed to the Retirement Savings Plan, and to the 401(k) Restoration Plan, which is described later. For 2005, All Other Compensation includes distributions from the 401(k) Restoration Plan as described below. Mr. Dunn’s other compensation for 2004 and 2003 includes loan forgiveness of $7,179 and $6,976, respectively, due on loans ResCare made to him before 1998. Mr. Geary’s Other Compensation for 2004 also includes $1,124 toward the cost of his annual physical, $1,301 for the computer at his home and $1,500 for tax and financial planning and for 2005 it includes $1,359 for income tax return preparation, $607 for tax and financial planning, $1,725 for home computer and $819 toward the cost of his annual physical.

(4)	Total Compensation includes the value of stock option grants determined based on the grant date fair value calculated pursuant to U.S. generally accepted accounting principles using the Black-Scholes method including the assumptions previously disclosed in our Annual Report on Form 10-k for reporting purposes (see chart below).
Effective December 1, 2005, following an evaluation of the substantial material changes needed to bring the 401(k) Restoration Plan into compliance with new Section 409A of the Internal Revenue Code, ResCare terminated its 401(k) Restoration Plan and distributed the balance of participants’ accounts to the participants. ResCare established the 401(k) Restoration Plan to permit certain members of management to defer compensation before taxes and to permit ResCare to make a matching contribution on behalf of such employees without the restrictions imposed by the Internal Revenue Code on the tax-qualified Retirement Savings Plan. ResCare’s matching contribution was coordinated between the two plans so that ResCare matched on behalf of each participant the employee’s contribution dollar for dollar up to the first 3% and one-half of the next 2% of the employee’s salary, which is the same as the contribution ResCare makes for employees who participate in ResCare’s Retirement Savings Plan. When it was terminated, the Plan distributed $393,799 to Mr. Geary, $210,947 to Mr. Doran, $34,867 to Mr. Gronefeld and $49,358 to Mr. Dunn which is included in their All Other Compensation under the Summary Compensation Table above.
Value of Stock Option Grants

		Fair Value
		per Share
Name	Year	($)	Shares (#)	Total ($)
Ronald Geary	2005	$9.13	225,000	$1,027,125
		6.81	112,500	766,125
	2004	4.25	112,500	478,125
	2003	1.39	112,500	156,375
		1.47	7,470	10,980
		1.48	3,632	5,375
Vincent Doran	2003	1.47	14,380	21,139
Ralph Gronefeld	2003	1.47	12,410	18,243
		1.48	22,787	33,725
Paul Dunn	2003	1.47	11,090	16,302
		1.48	10,181	15,068

		Fair Value
		per Share
Name	Year	($)	Shares (#)	Total ($)
Katherine Gilchrist	2003	1.47	9,170	13,480
		1.48	13,818	20,451
David Miles	2005	5.92	10,000	592,000
	2003	1.36	2,520	3,427
		1.85	6,800	12,580
		3.16	7,500	23,700
Option Grants in 2005

		Individual Grants
	Number of	% of Total		Potential Realized Value
	Securities	Options/SARs	Exercise	at Assumed Annual Rates of Stock Price
	Underlying	Granted to	or	Appreciation for Option Term (1)			Grant Date
	Options/SARs	Employees in	Base Price	Expiration			Fair Market
Name	Granted (#)(2)	Fiscal Year	($/SH)(3)	Date	5%($)	10% ($)	Value (4)
Ronald G. Geary	112,500	31.3%	12.96	02-24-2011	$495,859	$1,124,936	$6.81
Ronald G. Geary	225,000	62.5%	17.37	12-30-2011	1,329,179	3,015,453	9.13
David W. Miles	10,000	2.8%	12.27	04-01-2010	33,900	74,910	5.92

(1)	The dollar amounts in this table represent the potential value that may be realized from the stock options granted, assuming that the market price of the shares appreciate in value from the date of grant to the end of the option term at annualized rates of five and ten percent. Therefore, these amounts are not the actual value of the options granted and are not intended to forecast possible future appreciation, if any, of the prices of ResCare common shares. The share prices may not appreciate at these rates or at all.

(2)	The options granted to Mr. Geary vested on the grant date. The options granted to Mr. Miles vest in 1/4 increments annually beginning on the grant date.

(3)	The exercise price for all options is the closing price of the stock on the grant date.

(4)	The value of the stock options based on the grant date fair value calculated pursuant to U.S. generally accepted accounting principles for reporting purposes using the Black-Scholes method including the assumptions previously disclosed in our Annual Report on Form 10-k.
Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values
     This table shows option exercises by executive officers during the year ended December 31, 2005. It indicates the total number of exercisable and unexercisable stock options on December 31, 2005 held by the executive officers named in the Summary Compensation Table and the related value of such options based on the last sales price of the common stock on The Nasdaq National Market on December 30, 2005 of $17.37 per share.

	Shares		Number of Securities Underlying		Value of Unexercised
	Acquired on		Unexercised Options		In-the-Money Options
	Exercise (#)	Value Realized	at December 31, 2005 (# shares)		at December 31, 2005 ($)
Name	or Vesting	($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald G. Geary	88,987	$1,818,834	709,615	0	$4,028,140	$0
Vincent F. Doran	9,000	82,080	10,380	0	148,849	0
Ralph G. Gronefeld, Jr.	35,000	422,620	35,197	0	503,814	0
Paul G. Dunn	35,055	446,710	0	0	0	0
Katherine W. Gilchrist	26,000	312,767	0	0	0	0
David W. Miles	0	0	13,154	6,666	130,011	33,997

(1)	Market value on the date of exercise of shares acquired upon exercise, less the option exercise price.
The following tables provide additional information concerning grants of performance-based restricted stock and service-based restricted stock to executive officers during the year ended December 31, 2005. This was the first year restricted stock grants have been made to ResCare’s executive officers.
     Grants of Performance-Based Awards (1)(2)

				Estimated Future Payout
	Initial Grant			Target
Name	Amount	Grant Date	Vesting Date	(#)(3)
Vincent F. Doran	6,658	August 3, 2005	1/3 each year beginning 3/15/2008	2,219
	5,757	December 31, 2005	1/3 each year beginning 3/15/2009	1,919
Ralph G. Gronefeld	8,881	August 3, 2005	1/3 each year beginning 3/15/2008	2,960
	7,678	December 31, 2005	1/3 each year beginning 3/15/2009	2,559
Paul G. Dunn	4,439	August 3, 2005	1/3 each year beginning 3/15/2008	1,480
	3,838	December 31, 2005	1/3 each year beginning 3/15/2009	1,279
Katherine W. Gilchrist	4,439	August 3, 2005	1/3 each year beginning 3/15/2008	1,480
	3,838	December 31, 2005	1/3 each year beginning 3/15/2009	1,279

(1)	The vesting criterion is ResCare’s EBITDA performance for the three calendar years preceding the vesting date meeting or exceeding 90% of the sum of the annual EBITDA targets established by the board of directors for the same previous three years.

(2)	Neither Mr. Geary nor Mr. Miles received grants of performance-based stock in 2005.

(3)	Number of shares that will vest if the performance criterion for that year is met.
Grants of All Other Equity Awards
The grants of options and restricted shares shown in this chart vest based on the passage of time.

	Number of
	Securities			Number of
	Underlying	Exercise		Shares of
	Options	or Base		Stock or Units
	Granted	Price(1)	Expiration	Granted
Name	(#)	($/sh.)	Date	(#)	Vesting Date	Grant Date
Ronald G. Geary	112,500	$12.96	02-24-2011	—	02-24-2005	02-24-2005
	225,000	17.37	12-31-2011	—	12-31-2005	12-31-2005
David W. Miles	10,000	12.27	04-01-2010	—	1/4 each year beginning 04-01-2005	04-01-2005
Vincent F. Doran	—		—	3,329	1/3 each year beginning 12-31-2007	08-03-2005
	—		—	2,879	1/3 each year beginning 12-31-2008	12-31-2005
Ralph G. Gronefeld	—		—	9,000	1/3 each year beginning 12-31-2005	08-03-2005
	—		—	4,435	1/3 each year beginning 12-31-2007	08-03-2005
	—		—	3,838	1/3 each year beginning 12-31-2008	12-31-2005
Paul G. Dunn	—		—	2,219	1/3 each year beginning 12-31-2007	08-03-2005
	—		—	1,919	1/3 each year beginning 12-31-2008	12-31-2005
Katherine W. Gilchrist	—		—	2,219	1/3 each year beginning 12-31-2007	08-03-2005
	—		—	1,919	1/3 each year beginning 12-31-2008	12-31-2005

(1)	The exercise price for stock options is the closing price of the stock on the grant date.

Other Outstanding Equity Awards at Fiscal Year-End

	Number of Shares
	of Stock Not Yet	Market Value of Shares of Stock
Name	Vested	Not Yet Vested (1)
Mr. Geary	0	0
Mr. Miles	0	0
Mr. Doran	18,623	$321,382
Mr. Gronefeld	30,830	$535,517
Mr. Dunn	12,415	$215,649
Ms. Gilchrist	12,415	$215,649

(1)	Determined based on the closing price of ResCare stock on December 30, 2005 which was $17.37.
Employment Agreements
     On April 24, 2006, ResCare entered into an agreement with Mr. Geary that was approved by all of the independent directors setting forth the terms on which he would serve a one-year term as non-executive Chairman of the Board following his retirement as President and Chief Executive Officer effective June 22, 2006.
     As non-executive Chairman of the Board, Mr. Geary would be responsible for leading the board of directors, including preparing for and conducting board meetings, the development and effective performance of the board of directors, participation in strategic planning and facilitating communication between the board and management. He would also serve in an advisory capacity to the president and chief executive officer concerning the interests and management of the company, would assist with the company’s external relationships, and would carry out special assignment in collaboration with the CEO, management or the board of directors.
     Mr. Geary’s base salary as President and Chief Executive Officer under his existing employment agreement increases from $360,000 to $475,000 effective as of October 1, 2005 and continuing through June 22, 2006. Mr. Geary will receive $950,000, payable in quarterly installments in advance beginning July 1, 2006, for serving a one-year term as non-executive Chairman of the Board.
     Mr. Geary will have the use of his current office and executive assistant at the ResCare Resource Center and full access to all communication and office systems and equipment at the Resource Center. The computer equipment and furniture currently in Mr. Geary’s home office will be conveyed to him at no charge. ResCare will reimburse Mr. Geary for expenses incurred in the use of the equipment in his home office. ResCare will reimburse Mr. Geary for premiums paid for family health insurance coverage in ResCare’s health insurance plan under COBRA and, upon expiration of COBRA, premiums for coverage under the company’s plan, up to the total cost of such coverage as offered to executive employees of ResCare, or otherwise until Mr. Geary qualifies for coverage under Medicare. ResCare will also reimburse Mr. Geary for legal fees up to $15,000, and for professional dues and professional license fees, and reasonable legal and accounting fees for tax planning and reasonable expenses not covered by insurance for Mr. Geary’s annual physical for as long as he serves as Chairman of the Board.

     Mr. Geary’s current employment agreement with ResCare was signed in 1995 and will terminate effective upon his retirement June 22, 2006. Under the agreement, Mr. Geary receives a base salary that adjusts each year based on the increase in the consumer price index for Urban Wage Earners and Clerical Workers. Mr. Geary’s base salary through September 30, 2005 was $360,000. Mr. Geary is eligible for an annual bonus equal to up to 50 percent of his base salary based on performance criteria to which Mr. Geary and the executive compensation committee of the Board of Directors mutually agree. For 2005, the executive compensation committee determined to increase Mr. Geary’s bonus eligibility to 100% of his salary. Based on the increased base salary as described above and based on the company’s performance, Mr. Geary earned 74.5% of the maximum bonus or $353,825. In addition, under the employment agreement ResCare grants Mr. Geary options to purchase 112,500 common shares on the last Thursday of February during each of the remaining years of the term of the agreement at the fair market value on the date of the grant. The options vest on the date of the grant and are in effect for six years. On December 30, 2005, the Executive Compensation Committee of the Board of Directors accelerated grants under Mr. Geary’s employment contract and granted him options to purchase 225,000 common shares on that date as part of the negotiation of a new employment agreement, which was not finalized.
     In addition, although Mr. Geary’s contract provides for ResCare to provide to Mr. Geary the maximum disability insurance coverage permitted under ResCare’s current benefit plan, Mr. Geary has not taken the maximum benefit during the term of this contract. ResCare equips an office in Mr. Geary’s home, and pays fees for personal tax and financial planning and for the expenses of an annual physical not covered by Mr. Geary’s insurance. The agreement also provides that if Mr. Geary’s employment is terminated following a change in the control of ResCare, Mr. Geary will be entitled to receive the unpaid balance of his full base salary through the effective termination date of the agreement and for an additional two years. The agreement may be terminated with or without cause at any time. If it is terminated without cause, Mr. Geary will continue to receive his base salary for the balance of the term. He would also receive a prorated bonus earned for that year plus any unpaid cash bonus for a prior year. If there is a change of control of ResCare or if the agreement is terminated, Mr. Geary is entitled to have ResCare repurchase unexercised vested options at an amount equal to the closing price on the last trading day before termination less the exercise price.
     If his employment is terminated for any reason, Mr. Geary will be prohibited from competing with ResCare for one year. If his employment is terminated by ResCare without cause, Mr. Geary is prohibited from competing until one year after his payments under the agreement end.
Employment agreements with other named executives:
     On August 3, 2005, ResCare entered into new employment agreements with four of the executive officers: Vincent F. Doran, Paul G. Dunn, Katherine W. Gilchrist and Ralph G. Gronefeld (the “executive officers”). On March 6, 2006, ResCare entered into a new employment agreement with David W. Miles, its Chief Financial Officer. The agreements are substantially similar to each other, and were approved by the Executive Compensation Committee of the Board of Directors (the “committee”).
     Term. The agreements for Messrs. Doran, Dunn and Gronefeld and Ms. Gilchrist are for terms expiring on December 31, 2007. The term of Mr. Miles’ agreement expires on December 31, 2008.

Four of the agreements may be renewed for successive one-year terms at the company’s option with the executive officer’s consent; Mr. Dunn’s agreement renews automatically unless terminated in accordance with its terms.
     Base Salary. Base salaries are:
•	$300,000 for Mr. Doran, subject to annual increases equal to the consumer price index for “All Urban Consumers, All Items”;

•	$233,000 for Mr. Dunn, which increases to $250,000 effective January 1, 2006;

•	$210,000 for Ms. Gilchrist, subject to annual increases equal to the consumer price index for “All Urban Consumers, All Items”;

•	$325,000 for Mr. Gronefeld, which increases to $362,500 effective January 1, 2006 and to $400,000 effective January 1, 2007;

•	$235,000 for Mr. Miles, retroactive to November 1, 2005 when he was appointed Chief Financial Officer, subject to annual increases equal to the consumer price index for “All Urban Consumers, All Items.”
     Bonus. Each of the executive officers is eligible to receive an annual cash bonus based upon the attainment of company and individual performance criteria. Before any of the executive officers except Mr. Miles could earn a bonus for 2005, ResCare had to meet or exceed 91.11% of the EBITDA target for 2005 set for the company by the board of directors. After 2005, ResCare must meet or exceed 90% of its annual EBITDA target for all of the officers to earn a bonus. In each case, actual EBITDA may be increased by any extraordinary charges or losses and other appropriate additions as determined by the Committee. These EBITDA levels are considered the EBITDA thresholds.
     For each executive officer bonus, the company component will be measured against a range between the annual EBITDA target set by the board and the EBITDA threshold that must be met for any bonus to be granted, which is referred to as the incentive range. A percentage factor will be applied to the maximum percentage for the company component to arrive at the actual company component for that year. For Mr. Doran and Ms. Gilchrist, the percentage factor is equal to 50% plus 50% multiplied by the difference between the company’s actual EBITDA performance and the established EBITDA threshold divided by the incentive range. For Mr. Dunn and Mr. Gronefeld, the percentage factor is equal to 60% plus 40% multiplied by the difference between the company’s actual EBITDA performance and the established EBITDA threshold divided by the incentive range. For Mr. Miles, the percentage factor is equal to the amount by which actual EBITDA performance exceeds the annual EBITDA threshold for that year divided by the incentive range.
     Mr. Doran is eligible for a bonus of up to a total of 100% of his base salary. In 2005, a maximum of 50% of the bonus is based on the company’s EBITDA performance and a maximum of 50% is based on the performance of the employment and training services group. For 2005, Mr. Doran was awarded a bonus equal to 50% for the company’s performance or $130,875. For 2007, the Committee will establish the maximum percentages for the two components with between 25% and 50% for the group and between 50% and 75% for the company with a total always to be equal to 100%. For 2005, the group percentage is based on criteria in three categories: group EBITDA target, Job Corps center ratings, and internal group growth. The maximum percentage for 2005 for the first category is 25% and 12.5% for each of the other two categories. For 2006, a maximum of 50% of the bonus is based on the company’s EBITDA performance and a maximum of 50% is based on the group performance. which is divided between performance of the ACS operations and performance of the group, both of which depend on achieving quality performance measures. After 2006, the Committee will determine the criteria for performance measures.
     Mr. Dunn is eligible for a bonus of up to a total of 100% of his base salary for 2005. In 2005, a maximum of 30% of the bonus is based on the company’s EBITDA performance and a maximum of 70% is based on acquisitions performance criteria. For 2005, Mr. Dunn was awarded a bonus equal to 30% for the company’s performance or $62,770 and nothing for the acquisition component. Because Mr. Dunn’s position has changed, for the years following 2005 the Committee will establish the maximum percentages for the two components with between 50% and 70% attributed to the Arbor component and between 30% and 50% to the company performance with a total always to be equal to 100%. For 2005, the acquisition percentage was based on the net increase for 2005 in the company’s reported EBITDA from acquisitions that were closed or initially effective during 2005. The acquisition percentage is equal to 77% multiplied by a factor which is calculated by adding 90% and a number equal to 20% times the ratio of the difference between the actual acquisition EBITDA and the minimum acquisition target to the established range for the acquisitions target. For 2006 and reflecting his new position with the Arbor operations, a maximum of 50% of the bonus is tied to the company’s EBITDA performance and a maximum of 50% is based on Arbor performance criteria. The Arbor criteria are: Arbor EBITDA performance, which depends on achieving quality performance measures, day sales outstanding for Arbor West, Arbor youth operations growth, and new and retained contracts. After 2006, the Committee will determine the Arbor criteria.
     Ms. Gilchrist is eligible for a bonus of up to a total of 100% of her base salary. In 2005, a maximum of 50% of the bonus is based on the company’s EBITDA performance and a maximum of 50% is based on the performance of the departments for which Ms. Gilchrist is responsible. For 2005, Ms. Gilchrist was awarded a bonus equal to 50% for the company’s performance or $91,611. For 2006 and 2007, the Committee will establish the maximum percentages for the two components between 40% and 60% for the departments’ performance and between 40% and 60% for the company’s with a total always to be equal to 100%. For 2005, the department percentage is based on criteria in four categories: accounts receivable day sales outstanding, the development and implementation of a scheduling system for periodic services, completion of a contract management system for the Arbor contracts, and implementation of the software programs for the management of the New York We Care contracts and the maximum percentage for each category is 12.5%. For 2006, a maximum of 50% is based on the Company’s EBITDA performance and a maximum of 50% is based on four categories each weighted equally: accounts receivable day sales outstanding for the Community Services Group; day sales outstanding for the Employment and Training Services Group; implementation of the scheduling system for periodic services; and implementation of the contract management system for Arbor contracts. After 2006, the Committee will determine the criteria for performance measures.
     Mr. Gronefeld is eligible for a bonus of up to a total of 100% of his base salary. In 2005, a maximum of 70% of the bonus is based on the company’s EBITDA performance and a maximum of 30% is based on the performance of the community services group. For 2005, Mr. Gronefeld was awarded a bonus equal to 82% for the company’s performance and for partially meeting goals for his group, or $265,233. For the following years, the Committee will establish the maximum percentages for the two components with between 30% and 50% attributed to his group and between 50% and 70% to the company performance with a total always to be equal to 100%. For 2005, the group percentage is based on criteria in four categories each weighted equally: Best in Class (quality measures); employee stability and turnover rates; accounts receivable measures; and workers compensation and auto claims. For 2006, a maximum of 50% is based on the Company’s EBITDA performance and 50% is based overall on the group’s performance, including measures for the Community Service Group’s overall performance; Best in Class (quality measures) scores; development targets; employee stability; employee turnover; bad debt; and workers compensation and auto claims. After 2006, the Committee will determine the criteria for performance measures. The overall group performance is weighted more heavily and depends on quality performance measures to be achieved.
     Mr. Miles is eligible for a bonus of up to a total of 100% of his base salary. For 2005, under his prior contract which entitled him to a bonus of up to 40% of his base salary with 35% of the bonus based on the company’s performance and 65% based on department and personal goals, Mr. Miles was awarded a bonus equal to 21.4% or $40,014. In 2006, a maximum of 50% of the bonus is based on the Company’s EBITDA performance and a maximum of 50% is based on the department performance. The department percentage is based on criteria in four categories, each weighted equally: controller succession; operational knowledge and relationship building; investor relations; and Sarbanes-Oxley internal financial reporting controls. For each calendar year following 2006, the Committee will establish the maximum percentages for the two components between 40% and 60% for the departments’ performance and between 40% and 60% for the company’s with a total always to be equal to 100%. For each year of the agreement, the Committee will determine the performance criteria.
     Restricted Stock Awards. Upon the execution of his agreement, ResCare awarded Mr. Gronefeld 9,000 shares of restricted stock that vest in one-third increments on December 31, 2005, 2006 and 2007.
     In addition, each executive officer was awarded upon execution of his or her agreement and on December 31, 2005 (except for Mr. Miles), and will be awarded on each December 31 during the term of the agreement, a number of shares equal to a stated dollar amount divided by the closing price on the award date, provided the executive officer continues to be employed by ResCare. The stated dollar amounts are:
•	$150,000 for Mr. Doran (9,987 shares awarded on August 3, 2005 and 8,636 shares on December 31, 2005)

•	$100,000 for each of Mr. Dunn, Mr. Miles and Ms. Gilchrist (6,658 shares awarded on August 3, 2005 and 5,757 shares on December 31, 2005 to Mr. Dunn and Ms. Gilchrist and 5,461 shares to Mr. Miles on March 6, 2006)

•	$200,000 for Mr. Gronefeld (13,316 shares awarded on August 3, 2005 and 11,514 shares on December 31, 2005).
     One-third of the restricted shares of each award vest in one-third increments annually beginning on the third anniversary of the award of the shares, as long as the executive officer continues to be employed on those dates. For purposes of determining vesting dates, the award on the execution date is deemed to have been awarded on December 31, 2004.

     Two-thirds of each restricted share award is considered a performance award that will only vest if the sum of ResCare’s EBITDA performance for the three calendar years preceding the vesting date meets or exceeds 90% of the sum of the annual EBITDA target amounts established by the board of directors for the same previous three years. The restricted shares will vest in one-third increments annually on March 15 immediately after the third, fourth and fifth anniversaries of the award of the shares.
     In case of a executive director’s death, permanent disability or a “change of control” as defined in ResCare’s 2005 Omnibus Incentive Compensation Plan, all of the then unvested shares will vest immediately upon such occurrence.
     Termination. If the employment agreement is terminated without cause by the Company, Messrs. Doran and Dunn and Ms. Gilchrist are entitled to receive base salary for 18 months after termination and Messrs. Gronefeld and Miles are entitled to receive base salary for 12 months after termination. In the case of Mr. Doran, if his employment agreement is terminated without cause by ResCare within one year after a change of control, he is entitled to receive his full base salary for 15 months after termination.
     If the employment agreement is terminated because the Company elects not to renew it, Messrs. Doran and Gronefeld, and Ms. Gilchrist are entitled to receive base salary for 18 months after termination and Messrs. Dunn and Miles are entitled to receive base salary for 12 months after termination.
     If employment is terminated because of disability, each executive officer will continue to receive base salary until the earlier of the termination of the agreement or the commencement of disability benefits under the benefit plan. In addition, if the agreement terminates because of commencement of disability benefits and the disability benefits do not equal 100% of base salary, each of them will receive the difference between base salary and the disability payment until the agreement terminates due to disability as provided in the agreement.
     Restrictive covenants. Each executive officer agrees not to compete with ResCare during employment and for a stated period of time after termination of his employment: 12 months in the cases of Messrs. Doran, Dunn and Miles and 18 months in the cases of Ms. Gilchrist and Mr. Gronefeld. The period is 18 months for Mr. Dunn if termination is due to expiration of his agreement. Each executive officer also agrees to maintain confidentiality of ResCare’s information and not to disparage ResCare or its employees.
     Other provisions. Mr. Doran receives an automobile allowance as allowed under federal regulations for Job Corps. ResCare also agreed to pay the portion of reasonable and customary costs of an annual executive physical at the Mayo Clinic or other comparable facility for Mr. Gronefeld that are not paid by his health insurance.
Compensation of Directors

     Directors who are employees of ResCare receive no compensation for their services as directors. Each of ResCare’s non-employee directors (all of the directors except Mr. Geary) receives:
▪	an annual retainer of $18,000;

▪	$1,500 for each board meeting that he or she attends;

▪	$750 for each committee meeting he or she attends;

▪	an annual retainer of $3,000 as a chair of a committee;

▪	an annual retainer of $36,000 for each member of the executive committee
     On July 1, 2005 each non-employee director was granted 1,500 shares of restricted stock under the Omnibus Incentive Compensation Plan that vest in one-third increments beginning on the first anniversary of the grant.
     On March 2, 2006, the board of directors approved a recommendation from the corporate governance and nominating committee to restructure the compensation for directors effective April 1, 2006 as follows:
•	Annual cash retainer of $25,000;

•	$1,500 for each board meeting attended;

•	$750 for each committee meeting attended;

•	Annual cash retainer of $3,000 for the chairs of all committees except the audit committee;

•	Annual cash retainer of $12,000 for the chair of the audit committee;

•	Annual grant of 2,000 shares of restricted stock on July 1 of each year with the restricted stock to vest over a three-year period beginning on the first anniversary of the grant;

•	As part of these changes, the board eliminated the executive committee, which had met in months when there was no board meeting, to reflect the assumption of the executive committee’s functions by the other committees of the board.
     The director fees for Messrs. Le Blanc and Wright are paid to Onex Partners Management LP and the fees for Dr. Braddock are paid to University Physicians, Inc., the Colorado University faculty practice plan of which Dr. Braddock is a member. Messrs. Le Blanc and Wright declined the restricted stock grant based on the policies of their employer.
     On January 19, 2006 the corporate governance and nominating committee approved the adoption of the ResCare Nonemployee Director Deferred Stock Compensation Program under which nonemployee directors may defer their director fee payments and receive such deferred payments in the form of ResCare common shares. The Program was described in the Company’s Report on Form 8-K filed on January 24, 2006. Ms. Kirtley, Dr. Braddock and Mr. Hallagan have elected to defer some or all of their director fees under the Program.
     The following chart shows compensation paid or awarded to directors for the year ended December 31, 2005. Senator Brock was elected to the board in March 2006 and thus does not appear on this chart.

	Total	Fees earned or paid in cash	Stock Awards(3)
	($)	($)	($)
David Braddock (1)	58,755	38,250	20,505
Robert Hallagan	62,505	42,000	20,505
Olivia F. Kirtley	94,755	74,250	20,505
Robert M. Le Blanc (2)	85,500	85,500	0
Steven S. Reed	61,755	41,250	20,505
E. Halsey Sandford	106,755	86,250	20,505
Nigel S. Wright (2)	51,000	51,000	0

(1)	The fees for Dr. Braddock are paid to University Physicians, Inc., the Colorado University faculty practice plan of which Dr. Braddock is a member.

(2)	The director fees for Messrs. Le Blanc and Wright are paid to Onex Partners Management LP. Messrs. Le Blanc and Wright declined the annual stock grant for non-employee directors in prior years and in July 2005 they both declined the restricted stock grant based on the policies of their employer.

(3)	The fair value of restricted stock is based on the closing price of the stock on the grant date, $13,67/share. The stock award vests over a three-year period beginning on the first anniversary of the grant date.

Performance Graph
     The following graph shows the cumulative total shareholder return realized by ResCare’s shareholders during the period from December 31, 2000 through December 31, 2005 as compared to the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Health Services Index. The Nasdaq Health Services Index is prepared for Nasdaq by the Center for Research in Security Prices at the University of Chicago using companies within Standard Industrial Classification code 80 (Health Care). Upon request, ResCare will promptly provide to shareholders a list of all companies included in this Index. The graph assumes the investment on December 31, 2000 of $100 in ResCare common shares at the closing trading price on that date.
Performance Graph

Report of the Audit Committee
     The ultimate responsibility for good corporate governance rests with the board of directors, whose primary roles are oversight, counseling and direction to ResCare’s management in the best long-term interests of ResCare and its shareholders. The audit committee serves to oversee ResCare’s accounting and financial reporting process and audits of ResCare’s financial statements on behalf of the board.
     The audit committee is made up solely of independent directors, as defined in the applicable Nasdaq and SEC rules and it operates under a written charter adopted by the board. The committee reviews and assesses the adequacy of its charter annually. As more fully described in its charter, the purpose of the audit committee is to assist the board in its general oversight of ResCare’s financial statements, accounting and financial reporting principles, internal controls over financial reporting, and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. Management has the primary responsibility for preparing the financial statements and complying with the reporting process, including the systems of internal financial controls. The independent auditing firm KPMG LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and for auditing the effectiveness of internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting as stipulated under Section 404 of the Sarbanes-Oxley Act.
     In fulfilling its oversight responsibilities, the audit committee reviewed each quarterly earnings release and the audited financial statements in ResCare’s Annual Report on Form 10-K for the year ended December 31, 2005 with management and with KPMG LLP. In the course of their review, the audit committee discussed with management the quality and the acceptability of significant financial reporting issues, the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee reviewed with KPMG LLP their judgments as to the quality, and not just the acceptability, of ResCare’s accounting principles and such other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. KPMG LLP also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the communications required under Statement on Auditing Standards No. 61 (Communications with Audit Committee). In addition, the audit committee discussed with the independent auditors the auditors’ independence from management and ResCare, including the matters in the written disclosures required by the Independence Standards Board.
     The audit committee discussed with the independent auditors the overall scope and plans for their audit and pre-approved the audit services and permitted non-audit related services to be performed by them. The audit committee adopted a fee schedule for the audit, other audit related services and other anticipated services. In addition the audit committee considered any proposed services that had not been approved as part of the annual process. During 2005, there were no services performed without approval under the de minimis provisions of the Sarbanes-Oxley Act.

     The audit committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of ResCare’s internal controls, and the overall quality of ResCare’s financial reporting. The audit committee also meets with ResCare’s internal auditors, with and without management present, to provide guidance on the overall scope of the auditors’ activities and to review the results of their examinations. The audit committee meets periodically with ResCare’s legal and compliance departments about significant risks and exposures and assesses actions taken by management to minimize such risks. The audit committee meets periodically with management in executive session.
     The audit committee reviewed and discussed ResCare’s progress on compliance with Section 404 of the Sarbanes-Oxley Act, including KPMG’s compliance with the Public Company Accounting Oversight Board’s Auditing Standard No. 2 regarding the audit of internal control over financial reporting.
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The audit committee has selected KPMG LLP as ResCare’s independent auditors for the year ending December 31, 2006.

AUDIT COMMITTEE
Olivia F. Kirtley, Chair
E. Halsey Sandford
Robert E. Hallagan

SELECTION OF INDEPENDENT AUDITORS
(Item 2 on the Proxy Card)
     The audit committee has selected the firm of KPMG LLP as the independent auditors for ResCare to audit its consolidated financial statements for the fiscal year ending December 31, 2006. KPMG LLP has served as the independent auditors for ResCare for all fiscal years beginning with the fiscal year ending December 31, 1989 and is, therefore, familiar with the affairs and financial procedures of ResCare. A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. ResCare has historically submitted this item for ratification by shareholders. If shareholders do not approve this proposal, the audit committee will consider soliciting proposals from other firms for independent auditor services.
     The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2004 and 2005 and fees billed for other services rendered by KPMG LLP.

	2005	2004
Audit fees (1)	$1,154,167	$1,191,300
Audit-related fees	—	—

Audit and audit-related fees	1,154,167	1,191,300
Tax fees	—	—
All other fees	—	—

Total fees	$1,154,167	$1,191,300

(1)	Audit fees include fees for the audit of the annual consolidated financial statements, reviews of the condensed consolidated financial statements included in our quarterly reports,reviews of private placement materials and registration statements filed with the Securities and Exchange Commission in connection with our refinancing, and statutory audits. Audit fees also include fees for professional services rendered for audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
     The board of directors recommends that the shareholders vote “FOR” ratification of the selection of KPMG LLP as ResCare’s independent auditors.

OTHER MATTERS
Shareholders’ Proposals for the 2007 Annual Meeting
     Under Rule 14a-8 promulgated under the Exchange Act, ResCare shareholders may present proposals to be included in the ResCare proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to ResCare in a timely manner. Any such proposal must comply with Rule 14a-8.
     ResCare’s bylaws require shareholders who intend to propose business for consideration by shareholders at an annual meeting, other than shareholder proposals that are included in the proxy statement, to give written notice to the Secretary of ResCare not less than sixty days and not more than ninety days before the annual meeting. If shareholders receive less than seventy days notice or prior public disclosure of the date of the meeting, the Secretary of ResCare must receive notice of business to be proposed not later than the tenth day following the day on which ResCare mailed or publicly disclosed notice of the annual meeting. A shareholder must submit a matter to be raised at ResCare’s 2007 annual meeting and included in the proxy statement no later than January 25, 2007 and must include a brief description of the business, the reasons for conducting such business, any material interest the shareholder has in such business, the name and address of the shareholder as they appear on ResCare’s books and the class and number of ResCare common shares the shareholder beneficially owns.
     SEC rules set forth standards for what shareholder proposals ResCare is required to include in a proxy statement for an annual meeting.
Compliance with Section 16(a) of the Exchange Act
     Section 16(a) of the Securities Exchange Act of 1934 requires ResCare’s directors and executive officers and people who own more than 10 percent of ResCare’s common shares to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of these reports, there were no late filings in 2005.
Miscellaneous
     The board of directors does not know of any other business to be presented for consideration at the meeting. If other matters properly come before the meeting, the persons named in the accompanying proxy form intend to vote on such matters based on their best judgment.
     ResCare will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of ResCare (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy cards and proxy materials to the shareholders they represent and ResCare will reimburse them for their expenses.

     ResCare will furnish, without charge, to each person whose proxy is being solicited, upon request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission, including the financial statements, notes to the financial statements and the financial schedules contained in the report. ResCare will also furnish copies of any exhibits to the report upon request, but may charge a reasonable copying charge for them. Shareholders should address requests for copies of any of these materials to Nel Taylor, Chief Communications Officer, Res-Care, Inc., 10140 Linn Station Road, Louisville, Kentucky 40223.

By order of the Board of Directors

DAVID S. WASKEY
Secretary

     Please date, sign and return the enclosed proxy card in the enclosed envelope at your earliest convenience. Postage is not required if it is mailed in the United States.

Appendix A
CORPORATE GOVERNANCE GUIDELINES
     The Board of Directors of Res-Care, Inc. (the “Company”) has adopted the following guidelines to reflect principles by which the Company operates. The Board believes that its objectives will be best served by following the fundamental corporate governance guidelines described in this document and the charters of its various committees. Collectively, these guidelines demonstrate the Board’s accountability and its desire that the Company achieve superior business results. These guidelines are not intended to change or interpret any law or regulation, or the Articles of Incorporation or Bylaws of the Company.
1.	Role of the Board of Directors
     The business of the Company is managed under the direction of the Board of Directors, which is elected by the shareholders. The basic responsibility of the Board is to exercise its business judgment to act in what each director reasonably believes to be in the best interests of the Company and its shareholders. The Board provides counsel and oversees the senior management team, which is responsible for the day-to-day conduct of the Company’s business.
     The Board of Directors has regular meetings during the year at which it reviews and discusses reports by management on the performance of the Company, its plans and prospects, as well as immediate issues facing the Company. Special meetings are held as needed. In addition to its general oversight of management, the Board also performs a number of specific functions, including:
•	selecting and evaluating the chief executive officer of the Company (the “CEO”);

•	providing counsel and oversight on the selection, evaluation, development and compensation of senior management;

•	reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions;

•	reviewing major risks facing the Company and options for their mitigation; and

•	ensuring processes are in place for maintaining the integrity of the Company: the integrity of the financial statements, the integrity of compliance with law and ethics, the integrity of relationships with customers and suppliers, and the integrity of relationships with other stakeholders.
2.	Expectations for Directors
     The Board has developed a number of specific expectations of directors to define their responsibilities and to promote the efficient conduct of the Board’s business.

     (a) Commitment and Attendance
     All directors should make every effort to attend meetings of the Board, the committees of which they are members and the Company’s annual meeting of shareholders. Attendance in person is encouraged but directors may attend by telephone if necessary.
     (b) Participation in Meetings
     Each director should be familiar with the business of the Company, including its financial statements and capital structure, and the risks and the competition it faces, to ensure active and effective participation in the deliberations of the Board and of each committee on which he or she serves. Upon request, management shall make appropriate personnel available to answer questions a director may have about any aspect of the Company’s business. Directors should also review the materials provided by management and advisors in advance of the meetings of the Board and its committees and should arrive prepared to discuss the issues presented.
     (c) Other Directorships and Significant Activities
     The Company values the experience directors bring from other boards on which they serve and other activities in which they participate, but recognizes that those boards and activities may also present demands on a director’s time and availability and may present conflicts or legal issues, including independence issues. Directors should advise the chairperson of the Corporate Governance and Nominating Committee and the Chairman of the Board before accepting membership on other public company boards of directors or audit committee or other significant committee assignment on any other board of directors, or establishing other significant relationships with businesses, institutions, governmental units or regulatory entities, that may result in significant time commitments or a change in the director’s relationship to the Company or when the director changes primary occupation or employment.
     The CEO and other senior executive officers may serve on boards of public or large private companies subject in the case of the senior executive officers to approval by the CEO and the Corporate Governance and Nominating Committee and, in the case of the CEO, to approval by the Corporate Governance and Nominating Committee and the Board. The CEO and other senior executive officers are encouraged to participate on non-profit community and state boards of directors involved in services of interest to the Company, subject to approval by the CEO and/or the Corporate Governance and Nominating Committee.
3.	Qualification of Board Members
     The Board will have a majority of directors who meet the criteria for independence established by the Nasdaq Stock Market. Members of the Audit and the Executive Compensation Committees must also meet the criteria established by the Securities and Exchange Commission. Member of the Executive Compensation Committee must also meet the independence criteria of the Internal Revenue Code. The Corporate Governance and Nominating Committee will review with the Board the requisite skills and characteristics for new Board members. This assessment will include members’ qualification as independent as well as consideration of background, board skill needs, diversity and business experience.
     The Board does not believe that arbitrary term limits on directors’ service nor a mandatory retirement age are appropriate, nor does it believe that directors should expect to be renominated upon expiration of their then-current term. The board self-evaluation process described below will be an important determinant for board tenure.
4.	Selection of New Directors
     The Corporate Governance and Nominating Committee shall consider and recommend to the Board a slate of directors for election at the Company’s annual meeting of shareholders as well as candidates for appointment to any vacancies on the Board for either newly created or existing seats. Candidates shall be selected from:
a.	incumbent members of the Board who indicate a willingness to continue to serve on the Board.

b.	individuals, if any, who are recommended by the Company’s shareholders or nominated in accordance with the Company’s organizational documents or otherwise in accordance with the rules of the Nasdaq Stock Market or other applicable rules or laws, as may be in effect from time to time, and

c.	other individuals as determined by the Corporate Governance and Nominating Committee.
     The Corporate Governance and Nominating Committee shall evaluate each candidate and shall consider qualifications as it may determine from time to time. It shall consider the desired experience, mix of skills and other qualities to achieve appropriate Board composition, taking into account the experience, mix of skills and qualities of current Board members and the specific needs of the Company and the Board identified by the Corporate Governance and Nominating Committee from time to time. The Corporate Governance and Nominating Committee will generally look for people who have demonstrated high ethical standards, integrity and sound business judgment. The process is intended to assure that the Board includes members who have diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business.
5.	Independence
     The Board shall determine the independence of its members. To be independent, a director must meet the applicable independence standards for service on the Board and its committees set out by the Securities and Exchange Commission, the Nasdaq Stock Market, and any other applicable regulatory body. Additionally, the Board must affirmatively determine that a director has no material relationship with the Company, i.e., a relationship which could interfere with the director’s exercise of independent judgment. The Board’s determination of each director’s independence will be disclosed annually in the Company’s proxy statement.

6.	Size of the Board
     The Company’s Bylaws state that the Board shall consist of between five and fifteen members. The Board will assess its size from time to time. Under the Company’s Articles of Incorporation, if the Board consists of nine or more members, the Board must be classified into three classes. The Board will periodically evaluate this status.
7.	Committees of the Board
     The Board will at all times have an Audit Committee, an Executive Compensation Committee, and a Corporate Governance and Nominating Committee. All members of these committees will be independent directors under the criteria established by the Nasdaq Stock Market and the Securities and Exchange Commission. The Board will also have an Ethics and Corporate Compliance Committee.
     The Board may from time to time establish additional committees as necessary or appropriate. Committee members will be appointed by the Board upon the recommendation of the Corporate Governance and Nominating Committee. In general, the Board will not appoint a new director as chair of a committee unless there are extenuating circumstances. Consideration should be given to rotating committee members periodically, but rotation is not mandated as a policy. Each committee will have its own charter. The charters will set forth the purposes of the committees as well as qualifications for committee membership. Committees will report to the Board on the activities of the committee, any self-evaluation and any recommendations of changes to a committee’s charter.
8.	Chairman
     The Chairman of the Board will be selected by the Board. The Board may select the Chief Executive Officer as Chairman if that is in the best interest of the Company at any given time.
9.	Executive Sessions
     Non-management members of the Board shall regularly meet in executive session (without members of management being present). Additional executive sessions of non-management members of the Board shall be held as necessary or appropriate or upon the request of any two non-management directors. To the extent the group of non-management directors includes directors who are not independent, then at least once annually, only independent directors shall meet in executive session. Executive sessions shall be led on a rotating basis by an independent director.
10.	Orientation and Continuing Education
     The Company will conduct an orientation program for new directors. The orientation will include presentations by senior management with respect to the Company’s principal officers, strategic plans, financial reporting, ethics policies and codes of conduct. Board members may periodically attend seminars related to continuing director education at the Company’s expense and they will notify the Chairman/CEO of the intent to do so. Directors shall also receive materials and briefing sessions as appropriate to continue to assist them in understanding and discharging their duties.

11.	Compensation
     The Corporate Governance and Nominating Committee will periodically review the compensation of directors and will make recommendations to the Board. In discharging this duty, the Corporate Governance and Nominating Committee shall be guided by three goals: compensation should fairly pay directors for work required in a company of Res-Care’s size, scope and with consideration of its mission; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. The Committee may use outside consultants in the course of its periodic review of director compensation.
12.	Agenda and Meetings; Board Information
     The Chairman shall establish the agenda for each Board meeting. Board members may suggest items to be included on the agenda. Board members may raise at any Board meeting subjects that are not on the agenda for that meeting. The Board may also under the Company’s Bylaws act by unanimous written consent. Directors shall be provided with materials related to agenda items sufficiently before the meeting to allow the directors to prepare for the meeting.
13.	Access to Executive Officers and Independent Advisors
     Directors shall have full access to the executive officers of the Company to discuss any aspect of the Company’s business. Directors shall also have access to other employees of the Company. Directors shall use judgment to assure that such contacts are not distracting to Res-Care’s business operations and that generally the CEO is made aware of such contacts. Except as otherwise may be provided in a charter of a committee, the Board shall have the authority to select, retain, terminate and approve the fees and other retention terms of independent legal, financial and accounting advisors.
14.	Stock Ownership Guidelines for Directors and Senior Executive Officers
     Directors and senior officers are encouraged to own shares of Res-Care stock. The Board does not require minimum levels of ownership; however senior executive officers and directors are encouraged to own shares equal in value to their annual salary or compensation, as applicable, which ownership may be phased in. Beneficial ownership may be in any form, including stock options and restricted stock; however, directors and officers are encouraged to beneficially own shares purchased directly in addition to shares obtained through grants from the Company.
15.	Communications with Directors
     Shareholders and other parties interested in communicating directly with the Board or individual directors may do so by writing in care of the Secretary of the Company at www.rescare.com. The Board’s Corporate Governance and Nominating Committee has approved procedures for handling correspondence received by the Company and addressed to the Board, or a specified individual director. The procedure is posted on the Company’s website. The Corporate Secretary reviews any correspondence received in this manner to filter advertisements, solicitations, spam and other such items.

     Concerns relating to accounting, internal controls or auditing matters will be handled in accordance with procedures established by the Audit Committee with respect to such matters, which include an anonymous toll-free hotline.
16.	Succession Plan
     The Board shall periodically review a succession plan for the CEO and senior executives, based upon recommendations from the executive compensation committee.
17.	Board Evaluation
     The Corporate Governance and Nominating Committee shall coordinate an annual self-evaluation by the directors of the Board’s performance. The Committee will receive comments from all directors, which will be discussed, along with the Committee’s recommendations, with the full Board on an annual basis.
     Each committee will also conduct an annual evaluation of its performance and make appropriate recommendations to the Board.
18.	Ethics, Conflicts of Interest
     (a) Codes of Conduct
     Res-Care has a comprehensive Code of Conduct approved by the Board (the “Code of Conduct”). Directors, as well as officers and employees, are expected to act ethically at all times and to adhere to the policies comprising the Code of Conduct. No non-employee director may provide personal services to Res-Care for compensation, other than in connection with serving as a director unless the Audit Committee has reviewed and approved the arrangement. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Ethics and Compliance Committee and the CEO. If a significant conflict exists and cannot be resolved, the director should resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Board shall resolve any conflict of interest question involving the CEO, or an SEC officer, and the Ethics and Compliance Committee and the CEO shall resolve any conflict of interest issue involving any other officer of the company.
     (b) Reporting Violations
     Anyone who has a concern about suspected violations of the Code of Conduct, or about the Company’s accounting, internal accounting controls, or auditing matters, may communicate that concern directly to the independent directors, or to the Audit Committee. Such communications may be confidential or anonymous, and may be emailed, submitted in writing, or reported by phone to a special address or a toll-free phone number that is published on the Company’s web site. Res-Care forbids retaliation against an employee who reports a violation or suspected violation of the Code based on a reasonable belief.

     (c) Waivers
     A “waiver” is the approval of a material departure from a provision of the Code of Conduct. Any request for a waiver or exception to the Code of Conduct by an executive officer or director shall be submitted to a committee appointed by the Board in writing. The committee shall consider the request and make a recommendation to the full Board for decision. The Board shall resolve any waiver or conflict of interest question involving the directors or executive officers. The Board can secure any legal or other independent consultation they deem necessary to complete such consideration and decision.
19.	Periodic Review of Corporate Governance Guidelines
     These guidelines will be reviewed by the Board at least annually.

c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of
Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
ê    Please fold and detach card at perforation before mailing.    ê

RES-CARE, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, a shareholder of RES-CARE, INC., a Kentucky corporation, hereby appoints DAVID W. MILES and MARY D. PETERS and each of them, the true and lawful attorneys and proxy holders with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the common shares of ResCare which the undersigned would be entitled to vote if personally present at the Meeting of Shareholders to be held at the Marriott Hotel East, 1903 Embassy Square Boulevard, Louisville, Kentucky on Thursday, June 22, 2006 at 10:00 a.m. local time, and at any adjournment thereof.
The undersigned hereby revokes all proxies heretofore given and ratifies and confirms that the proxy holders appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Meeting and Proxy Statement, both dated May 19, 2006, and a copy of ResCare’s Annual Report for the period ended December 31, 2005.

Signature	Date

Signature, if held jointly
Please sign exactly as shares are registered. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ê    Please fold and detach card at perforation before mailing.    ê

P

R

O

X

Y
This proxy, when properly executed, will be voted in accordance with any directions given and as provided in the accompanying proxy statement. Unless otherwise specified, the proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2.
The Board of Directors recommends a vote FOR Proposal 1 and 2.
1.	ELECTION OF DIRECTORS

CLASS I (2-year term) William E. Brock

CLASS II (3-year term) Steven S. Reed E. Halsey Sandford
❑	Vote FOR all nominees listed above	❑	WITHHOLD AUTHORITY
	(except as stated below)		to vote for all nominees listed above
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME ON THE LINE BELOW.

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE 2006 FISCAL YEAR.
❑ FOR	❑ AGAINST	❑ ABSTAIN
DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may properly come before the meeting.
This Proxy is continued on the reverse side. Please sign on the reverse side and return promptly.